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                          [IRENE B. FISHER LETTERHEAD]

                                                                     EXHIBIT 5.1

                                                            , 1999

Big Flower Holdings, Inc.
3 East 54(th) Street
New York, New York 10022

             Re:  Big Flower Holdings, Inc.:
                  16,313,426 Shares of Paid-In-Kind Preferred Stock; Warrants to Purchase 21,783,595 Shares of Common Stock; 16,313,426 10% Junior Subordinated Debentures due 2012
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Ladies and Gentlemen:


    I am Vice President and Associate General Counsel of Big Flower Holdings, Inc., a Delaware corporation (the "Company"), and in my capacity as such have represented (together with the Company's special counsel, Sullivan & Cromwell) the Company in connection with the registration under the Securities Act of 1933, as amended, of (a) 16,313,426 shares of Paid-In-Kind Preferred Stock, par value $0.01 per share (the "PIK Preferred Stock"), (b) warrants to purchase 21,783,595 shares of common stock, par value $0.01 per share, of the Company (the "Warrants"), in each case that are to be issued in connection with the Agreement and Plan of Merger, dated as of June 29, 1999, by and among the Company and BFH Merger Corp. (as amended, the "Merger Agreement"), and (c) 16,313,426 10% Junior Subordinated Debentures due 2012 (the "Debentures") issuable under an indenture to be entered into between the Company and The Bank of New York, as trustee (the "Indenture"), upon the exchange of the PIK Preferred Stock.


    In rendering the opinions expressed below, I have examined originals, or copies certified to my satisfaction, of such corporate records of the Company and its subsidiaries, agreements and other instruments, certificates of public officials, certificates of officers of the Company and its subsidiaries or representatives thereof, and other documents, and such questions of law, as I have considered necessary or appropriate as a basis for the opinions hereinafter expressed.

    Based on the foregoing, having regard to legal considerations I deem relevant, and subject to the assumptions, exceptions and qualifications set forth herein, I am of the opinion that,


1. when the certificate of designation for the PIK Preferred Stock is filed with the Secretary of State of Delaware and becomes effective under the General Corporation Law of the State of Delaware, and assuming that the shareholders of the Company approve the Merger Agreement as is contemplated in the Registration Statement and that the warrant agreement pursuant to which the warrants will be issued has been duly executed and delivered, the shares of PIK Preferred Stock and the Warrants being issued by the Company will have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable, and



2. when the Indenture has been duly executed and delivered and the Debentures have been issued, authenticated and delivered in accordance with the Indenture and exchanged for the PIK Preferred Stock as described in the Registration Statement, and assuming the actions described in paragraph 1 above have been taken, the Debentures will be legally issued and will constitute valid and binding obligations of the Company enforceable in accordance with their terms and the terms of the Indenture, except as enforcement may be limited by bankruptcy, insolvency or other laws generally affecting the enforcement of creditors' rights, and by general principles of equity.



    I am admitted to the Bar of the State of New York, and I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of

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Delaware and the Federal laws of the United States of America. My opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are in effect on the date hereof.



    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of the Company relating to the PIK Preferred Stock, Warrants and Debentures. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                          Very truly yours,

IBF:lm

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